EXHIBIT 99.1

Rob Wrubel, Founding CEO of AskJeeves, Joins Aptimus, Inc.
As Executive Vice President

SAN FRANCISCO, CA, 6/29/05 -Aptimus, Inc. (NASDAQ: APTM), the online lead generation network, today announced the appointment of Rob Wrubel, 44, to the new position of Executive Vice President. An Aptimus board member for the past three years, Wrubel brings over twenty years of executive management, entrepreneurial and early stage company-building experience to the position. At Aptimus he will oversee the company’s business development and sales teams, in addition to contributing to the vision and strategic directions of the company.

Mr. Wrubel has a long career in the Internet and technology industries. In 1998, he was the founding CEO of Ask Jeeves, Inc., where he took the company from a start-up natural language search engine to one of the most popular search sites on the Internet with $80 million in annual advertising and enterprise software revenues. Wrubel made Ask Jeeves a household name by growing the Web site into a top 20 Internet destination and by creating one of the strongest success stories on the Web.

“We are very excited to have attracted a stellar leader like Rob to our team,” said Tim Choate, CEO of Aptimus, Inc. “Rob brings an extensive background of driving growth in market-leading enterprises. He has always been at the forefront of defining exciting new markets, whether in educational software, Internet search technology, or even Yoga and alternative fitness,” added Choate.

Before Jeeves, Wrubel was the chief operating officer of Knowledge Adventure, where he helped build the company into a leading educational software publisher with over $200 million in annual sales. After Ask Jeeves, Wrubel co-founded WholeBody / Yoga Works, a national chain of Yoga and alternative health centers that has become a leader in this emerging market, where he will continue to hold a guiding position in financing and expansion as chairman of its board of directors.

“Rob has been extremely successful in creating high value for shareholders, customers and employees alike,” continued Choate. “His experience will be instrumental as we scale our business and continue to demonstrate our leadership in Internet marketing. Perhaps even more important at this juncture, Rob brings to Aptimus a long list of relationships with the world’s leading Internet publishers and a deep knowledge and experience at partnering with large organizations,” concluded Choate.

“I have been watching Aptimus as a board member for several years, and my excitement about the company and its prospects has accelerated,” said Wrubel. “I believe Aptimus is at the leading edge of the next wave in Internet marketing. I have been deeply impressed by the progress the company has made in developing best-in-class technology, a scalable business model and, most importantly, defining a new market that I believe will transform the way in which companies find customers,” added Wrubel.

“When we started Ask Jeeves we saw the move from banners, to cost-per-click advertising, and ultimately to the enormous market created by paid search. I feel Aptimus is at the same threshold of a new market around lead generation,” continued Wrubel. “There remains a lot of work ahead to successfully develop this market. I am thus excited to help the senior management team move Aptimus to the next level of market leadership and business growth.”

Mr. Wrubel’s role will focus on both operational and strategic initiatives at the company. His first responsibilities will be to expand the business development and sales organizations and initiatives at Aptimus and to expand the size and capabilities of the company’s publisher network. Secondly, he will focus on bringing the Aptimus lead generation network and technologies to large Internet publishers. He will also assist in developing new market applications and in identifying new areas for growth.

In addition to his management responsibilities, Mr. Wrubel will continue to serve on Aptimus’ Board of Directors.

About Aptimus, Inc.
Aptimus Inc. (www.aptimus.com) is the online lead generation network. The Aptimus Network is a performance-based advertising network that generates new revenues for Web site publishers while generating sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost-per-click, cost-per-lead, cost-per-acquisition, or cost-per-impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is the company’s proprietary technology, Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s Web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s ability to scale its business, the company’s position in respect to the current market for Internet advertising, the company’s position in respect to new opportunities for growth in Internet marketing, if any, the company’s ability or position to influence or take advantage of such new growth and market opportunities, the size and capabilities of the company’s publisher network to date and its ability to expand such size and capabilities, the nature or quality of the company’s technology platform, the scalability of the company’s business model, the ability of Mr. Wrubel to successfully manage and expand the company’s business development and sales organizations, Mr. Wrubel’s ability to successfully contract with large Internet publishers on behalf of the company and Mr.Wrubel’s influence on, and ability to affect the growth and market prospects of, the company in general. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 31, 2005, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

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Aptimus Contact:
John Wade
Chief Financial Officer
Aptimus, Inc.
415-896-2123, ext. 245
johnw@aptimus.com